                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
                 STERLING CHEMICALS HOLDINGS, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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


                                December 21, 1999


Dear Stockholder:

              We are pleased to invite you to attend the 2000 Annual Meeting of Stockholders of Sterling Chemicals Holdings, Inc. to be held on Wednesday, January 26, 2000 at 9:00 a.m. in Rooms Dogwood A and B of the Hyatt Regency Hotel at 1200 Louisiana Street, Houston, Texas. A notice of the meeting, proxy statement and form of proxy are enclosed with this letter.

              During the meeting we will report on the operations of the Company during fiscal 1999 and our plans for fiscal 2000. Directors and officers of the Company will be present to respond to appropriate questions from stockholders.

              We hope that you will be able to attend the meeting. If you are unable to attend the meeting in person, it is very important that your shares be represented and we request that you complete, date, sign and return the enclosed proxy at your earliest convenience. If you choose to attend the meeting in person, you may, of course, revoke your proxy and cast your votes personally at the meeting. We look forward to seeing you at the meeting.

              Thank you for your ongoing support and continued interest in Sterling Chemicals Holdings, Inc.

                                           Sincerely,


                                           /s/ FRANK P. DIASSI
                                           FRANK P. DIASSI
                                           Chairman of the Board


                                           /s/ PETER W. DE LEEUW
                                           PETER W. DE LEEUW
                                           President and Chief Executive Officer

================================================================================

                        STERLING CHEMICALS HOLDINGS, INC.
                          1200 Smith Street, Suite 1900
                            Houston, Texas 77002-4312
                                 (713) 650-3700

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 26, 2000

To Our Stockholders:

         You are cordially invited to attend our Annual Meeting of Stockholders to be held in Rooms Dogwood A and B of the Hyatt Regency Hotel at 1200 Louisiana Street, Houston, Texas at 9:00 a.m. (Houston time) on Wednesday, January 26, 2000.
At the Annual Meeting you will be asked to vote on both of the following proposals:

         o The election of ten directors, each of whom will hold office until our Annual Meeting of Stockholders in 2001 and until his successor has been duly elected and qualified; and

         o The ratification and approval of the appointment of Deloitte & Touche LLP as our independent accountants for the fiscal year ending September 30, 2000.

You are entitled to vote on each of these proposals if you were a stockholder at the close of business on December 6, 1999. Our Board of Directors recommends a vote FOR each of the nominated directors and FOR the appointment of Deloitte & Touche LLP as our independent accountants for fiscal 2000. You may also be asked to consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

         Your vote is very important. If you do not expect to attend the Annual Meeting in person, please sign, date and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage if mailed in the United States. Mailing your completed proxy will not prevent you from later revoking that proxy and voting in person at the Annual Meeting. If you want to vote at the Annual Meeting but your shares are held by an intermediary, such as a broker or bank, you will need to obtain proof of ownership of your shares as of December 6, 1999 from the intermediary.

                                           By Order of the Board of Directors

                                           /s/ DAVID G. ELKINS
                                           DAVID G. ELKINS
                                           Corporate Secretary

December 21, 1999

================================================================================

                        STERLING CHEMICALS HOLDINGS, INC.
                          1200 Smith Street, Suite 1900
                            Houston, Texas 77002-4312
                                 (713) 650-3700

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 26, 2000


GENERAL INFORMATION

Purpose of this Proxy Statement

We have prepared this Proxy Statement to solicit proxies on behalf of our Board of Directors for use at our 2000 Annual Meeting and any adjournment thereof. We intend to mail this Proxy Statement and accompanying proxy card to all of our stockholders entitled to vote at the Annual Meeting on or about December 21, 1999.

Time and Place of Annual Meeting

The Annual Meeting will be held on Wednesday, January 26, 2000, at 9:00 a.m. (Houston time) in Rooms Dogwood A and B of the Hyatt Regency Hotel at 1200 Louisiana Street, Houston, Texas.

Who May Vote

If you owned any shares of our common stock on December 6, 1999, as reflected in our stock register, you may vote at the Annual Meeting.

How to Vote

You may vote in person at the Annual Meeting or by proxy. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the Annual Meeting. If you want to vote at the Annual Meeting but your shares are held by an intermediary, such as a broker or bank, you will need to obtain proof of ownership of your shares as of December 6, 1999, or a proxy to vote your shares, from the intermediary.

Quorum

In order to carry on any business at the Annual Meeting we must have a quorum. This means that at least a majority of our outstanding shares eligible to vote at the Annual Meeting must be represented at the Annual Meeting, either in person or by proxy. Any shares owned by us or any of our subsidiaries are not counted for this purpose. Shares of our common stock held by intermediaries that are voted for at least one matter at the Annual Meeting will be counted as being present for purposes of determining a quorum for all matters, even if the beneficial owner's discretion has been withheld for voting on some or all other matters (commonly referred to as a "broker non-vote").

Outstanding Shares

On December 6, 1999, there were 12,960,088 shares of our common stock outstanding, 208,295 of which were held by Sterling Chemicals, Inc., our wholly-owned subsidiary.

List of Stockholders

A list of our stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting, as well as at our offices at 1200 Smith Street, Suite 1900, Houston, Texas 77002 for ten days prior to the Annual Meeting. Any inspection of this list at our offices will need to be conducted between 7:30 a.m. and 4:30 p.m. (Houston time). Please contact our Corporate Secretary prior to coming to our offices to conduct an inspection.

Votes Needed

Each share of our common stock is entitled to cast one vote for each director to be elected and one vote on each other matter voted on at the Annual Meeting. Directors will be elected by the favorable vote of a plurality of our shares of common stock that are entitled to vote and are present at the Annual Meeting, in person or by proxy, meaning that the ten candidates with the largest number of affirmative votes will be elected as our directors. Under this format, abstentions and broker non-votes will not affect the outcome of the election.

Ratification and approval of the appointment of Deloitte & Touche LLP as our independent accountants for fiscal 2000, and any other business that may properly come before the Annual Meeting for a vote, will require the favorable vote of a majority of the shares of our common stock that are entitled to vote on the matter and are present at the Annual Meeting, in person or by proxy (unless a greater vote is required by law or our charter or bylaws). Therefore, on these matters, an abstention from voting will have the same effect as a vote against the proposal. However, broker non-votes are considered not to be present for voting on these matters and, consequently, do not count as votes for or against these proposals and are not considered in calculating the number of votes necessary for approval.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means that you are authorizing us to vote your shares at the Annual Meeting in the manner you direct. You may vote for all, some or none of our director candidates.
You may also vote for or against the other proposal or abstain from voting.

If you sign and return the enclosed proxy card and do not withhold authority to vote for the election of any of our director candidates, all of your shares will be voted for the election of each of our director candidates. If you withhold authority to vote for any of our director candidates, none of your shares will be voted for those candidates but all of your shares will be voted for the election of the candidates as to whom you have not withheld authority to vote.

If any of our director candidates becomes unavailable for any reason before the election, we may reduce the number of directors serving on our Board or our Board may designate a substitute candidate. We have no reason to believe that any of our director candidates will be unavailable. If our Board designates a substitute candidate, the persons named in the enclosed proxy card will vote your shares for such substitute if they are instructed to do so by our Board or, if our Board does not do so, in accordance with their own best judgment.

If you sign and return the enclosed proxy card but do not specify how you want your shares voted, your shares will be voted in favor of each of our director candidates and in favor of the proposal to ratify and approve the appointment of Deloitte & Touche LLP as our independent accountants for fiscal 2000.

If you sign and return the enclosed proxy card and any additional business properly comes before the Annual Meeting, the persons named in the enclosed proxy card will vote your shares on those matters as instructed by our Board or, in the absence of any express instructions, in accordance with their own best judgment. As of the date of this Proxy Statement, we were not aware of any other matter to be raised at the Annual Meeting.

You may receive more than one proxy or voting card depending on how you hold your shares. If your hold your shares through someone else, such as a broker or a bank, you may get materials from them asking you how you want your shares voted.

Revoking a Proxy

You may revoke your proxy at any time before your shares are voted by providing our



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


Corporate Secretary with either a new proxy with a later date or a written notice of your desire to revoke your proxy at the following address: Sterling Chemicals Holdings, Inc., 1200 Smith Street, Suite 1900, Houston, Texas 77002;
Attention: Corporate Secretary. You may also revoke your proxy at any time prior to your shares having been voted by attending the Annual Meeting in person and notifying either of the inspectors of election of your desire to revoke your proxy. However, your proxy will not automatically be revoked merely because you attend the Annual Meeting.

Solicitation of Proxies

We will bear the entire cost of preparing, printing and soliciting proxies. We will send proxy solicitation materials to all of our stockholders of record as of December 6, 1999 and to all intermediaries, such as brokers and banks, that held any of our shares on that date on behalf of others. These intermediaries will then forward solicitation materials to the beneficial owners of our shares and we will reimburse them for their reasonable forwarding expenses. Our directors, officers and employees may also solicit proxies in person or by telephone.

Stockholders Proposals

Our Board of Directors does not intend to bring any other matters before the Annual Meeting and has not been informed that any other matters are to be presented by others. Our bylaws contain several requirements that must be satisfied in order for any of our stockholders to bring a proposal before one of our annual meetings, including a requirement of delivering proper advance notice to us. Stockholders are advised to review our bylaws if they intend to present a proposal at any of our annual meetings.

Annual Report and Available Information

Our annual report to stockholders, including financial statements, accompanies this Proxy Statement but does not constitute a part of the proxy solicitation materials. We will furnish a copy of our annual report on Form 10-K (without exhibits) for our fiscal year ended September 30, 1999, without charge, to any person whose vote is solicited by this Proxy Statement upon written request to the following address: Sterling Chemicals Holdings, Inc., 1200 Smith Street, Suite 1900, Houston, Texas 77002; Attention: Manager of Investor Relations. In addition, upon written request, we will furnish a copy of any exhibit to our annual report on Form 10-K to any person whose vote is solicited by this Proxy Statement upon payment of our reasonable expenses incurred in connection with providing the copy of the exhibit.

Inspectors of Election

Our Board of Directors has appointed Ray Rosenbaum of Harris Trust and Savings Bank and Kathi Holdsworth, our Assistant Secretary, as inspectors of election. The inspectors of election will separately calculate affirmative and negative votes, abstentions and broker non-votes for each of the proposals.



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


ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

         Our Board of Directors has nominated the director candidates named below. Our Board oversees the management of our company on your behalf, reviews our long-term strategic plans and exercises direct decision making authority in key areas. Most of our directors - including eight of our ten candidates - are not Sterling employees and only non-employee directors are eligible to serve on our Audit and Compliance Committee or our Compensation Committee. All of our directors are elected annually to serve until our next annual meeting and until their respective successors are elected.

         Personal information on each of our director candidates is provided below. All of our director candidates currently serve on our Board and each of our current directors was elected by our stockholders at our last annual meeting except for William A. McMinn, who was elected by our Board in February of 1999.

         Our Board held seven meetings in fiscal 1999. On average, our directors attended 94% of the meetings of our Board or any of our committees on which they served. Our only director who attended less than 75% of the meetings of our Board and all committees on which he served was John L. Garcia, who attended 67% of such meetings.

         OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION TO OUR BOARD OF EACH OF THE FOLLOWING CANDIDATES:




Frank P. Diassi                 Mr. Diassi, Chairman of our Board since August
Age 66                          of 1996, is currently Managing General Partner
Director since August 1996      of The Unicorn Group, L.L.C., a private
                                financial organization. He organized Unicorn in 1981 and has originated investments in over 40 entrepreneurial companies. Mr. Diassi has been Chairman of the Board of Hawkeye Chemical
                                Company and was a director of Arcadian
                                Corporation, at the time the largest nitrogen fertilizer company in the Western hemisphere.
                                Mr. Diassi also currently serves as Chairman of the Board of Software Plus, Inc., a human resource software supplier, and Amerlux, Inc., a manufacturer of lighting fixtures for commercial and retail markets. In addition, he serves as a founding director of Mail-Well, Inc., a NYSE company that manufacturers envelopes and provides commercial printing services, and several private companies.

Robert W. Roten                 Mr. Roten spent the first 25 years of his career
Age 65                          with Monsanto Company and served as Vice
Director Since August 1996      President for sales and marketing for El Paso
                                Products Company from 1981 to 1983. Mr. Roten was President of Materials Exchange, Inc., a
                                Houston-based petrochemicals and plastics marketing firm, from 1983 until 1986. He served as our Vice President--Commercial from August of 1986 until September of 1991, when he became our Vice President--Corporate Development. Mr. Roten served as our Executive Vice President and Chief
                                Operating Officer from April of 1993 until
                                August of 1996, and served as our President and Chief Executive Officer from August 21, 1996 until April of 1998. Mr. Roten has served as the Vice Chairman of our Board of Directors since
                                April of 1998. Mr. Roten is currently a
                                principal in Double R Companies, Inc., a private investment company, and has been a principal in Hickory
                                Acquisition Group, a chemical asset acquisition company, since April of 1999, serving on its Board of Directors during that entire period.
                                Mr. Roten is also currently President of Xnet, Inc., a Houston-based computer and systems consulting company, and has served on its Board of Directors since June of 1995.

Peter W. De Leeuw               Mr. De Leeuw has been a member of our Board of
Age 59                          Directors and our President and Chief Executive
Director Since April 1998       Officer since April 1, 1998. Prior to joining
                                us, Mr. De Leeuw was employed by Shell Chemical
                                Company from 1965, most recently serving as its Vice President - Growth. Shell Chemical Company, which is a subsidiary of Houston-based Shell Oil
                                Company, is a $5 billion leading manufacturer and distributor of chemical products including
                                PET, resins, solvents, elastomers and basic chemicals.

Allan R. Dragone                Mr. Dragone was a director of Arcadian
Age 73                          Corporation from 1989 to 1997 and served as its
Director Since August 1996      Chairman of the Board from 1989 to 1990. He was
                                President and Chief Executive Officer of Akzo
                                America, Inc., a chemicals producer, from 1986 to 1989, and was Chairman of the Board of Fiber
                                Industries, Inc., a polyester fibers producer, from 1987 to 1989. Mr. Dragone is a director of DB Thin Films, a maker of vacuum deposition of metallic thin films, and of Wellman, Inc., a polyester fibers producer and plastic reclamation company. He was Chairman of the Board of the New York Racing Commission from
                                1990 to 1995 and currently serves as one of its trustees.

John L. Garcia                  Mr. Garcia has been a Managing Director of AEA
Age 43                          Investors Inc. since May of 1999. Mr. Garcia was
Director Since August 1996      a Managing Director and Head of the Global
                                Chemical Investment Banking Group with Credit
                                Suisse First Boston Corporation from 1994 until
                                April of 1999, and prior to that time, was a Managing Director with Wertheim Schroder & Co.
                                Inc. Mr. Garcia also serves as a director of Acetex Corporation, a chemical manufacturing company, and EQT Investors, Inc., a private
                                Scandinavian equity fund.

Frank J. Hevrdejs               Mr. Hevrdejs is a principal and President of The
Age 54                          Sterling Group, Inc., which he co-founded in
Director Since August 1996      1982. Mr. Hevrdejs has actively participated in
                                acquisitions of over 40 businesses in the past
                                20 years. He is Chairman of First Sterling
                                Ventures Corp., an investment company, Enduro
                                Holdings, Inc., a structural and electrical manufacturing company, and Fibreglass Holdings,
                                Inc., a truck accessory manufacturer. He is also a founding director of Mail-Well, Inc., a NYSE company that manufactures envelopes and provides commercial printing services, Eagle USA., an air-freight company, and Chase Bank of Texas, National Association, a national banking association.

Hunter Nelson                   Mr. Nelson is currently a principal and director
Age 47                          of The Sterling Group, Inc. Prior to joining The
Director Since August 1996      Sterling Group in 1989, he served as vice
                                president of administration and general counsel of Fiber Industries, Inc., a producer of polyester fibers. Mr. Nelson was previously a partner in the law firm of Andrews & Kurth
                                L.L.P., specializing in general corporate and securities laws. Mr. Nelson served on the Board of Directors of Sterling Diagnostic Imaging,
                                Inc. until it was sold in May of 1999.

George J. Damiris               Mr. Damiris has been with Koch Industries, Inc.
Age 39                          and its affiliates since 1989, currently serving
Director Since December 1997    as Vice President of Koch Ventures, Inc. and
                                Vice President and a director of Koch Telecom
                                Ventures, Inc. He was Executive Vice President of Koch's refining group from 1996 to 1997, Vice
                                President of Koch's chemical group from 1995 to 1996 and President of Koch's gas services group from 1994 to 1995. Mr. Damiris started Koch's international chemicals trading business in 1992 as Vice President of Koch Supply and Trading.
                                From 1989 through 1992, Mr. Damiris was the
                                Business Development Manager of Koch's petroleum group. Prior to joining Koch, he held various positions in British Petroleum's refining and chemicals divisions. Mr. Damiris is also a director of 3DI, L.L.C., a service provider for the geographic information systems industry,
                                PF.Net Holdings, Limited, a communications company organized for the purpose of constructing a nationwide fiber optics network, and Sea Breeze Communication Company, which holds title to easements and permits required for the exercise of the right of eminent domain for the telecommunications industry.

Rolf H. Towe                    Mr. Towe has served as Senior Managing Director
Age 61                          of The Clipper Group, L.P. since its formation
Director Since January 1998     in 1991 and is Vice President of Clipper Asset
                                Management, Inc. He was the Chairman of
                                Executive Partner Limited, an executive
                                consulting firm, from 1989 to 1995. Earlier in his career, Mr. Towe held various management positions over a period of nearly 20 years in Union Carbide Corporation, a multinational chemicals and plastics manufacturer. Mr. Towe also serves as a director of Travel Centers of America, Inc., a nationwide operator and franchisor of auto and truck travel centers, and several private companies.

William A. McMinn               Mr. McMinn has been Chairman of the Board of
Age 69                          Texas Petrochemicals Corporation since 1996. He
Director Since February 1999    served as Corporate Vice President and Manager
                                of the Industrial Chemical Group of FMC
                                Corporation, a manufacturer of machinery and chemical products, from 1973 through 1985. He became President and Chief Executive Officer of
                                Cain Chemical Inc., a producer of
                                petrochemicals, in 1987 and served in that capacity until its acquisition by Occidental
                                Petroleum in May of 1988. He became Chairman of the Board of Arcadian Corporation in August of 1990 and served in that capacity until it was sold in March of 1997.

DIRECTOR COMPENSATION

         Members of our Board of Directors who are also our employees do not receive additional compensation for serving on our Board, although all of our directors are reimbursed for their travel expenses related to their services as a director. Each of our non-employee directors is paid a fee of $2,500 per quarter for his service as a director, with the exception that our Vice Chairman is paid $5,000 per quarter. These non-employee directors also receive $1,000 for each Board meeting they attend and $400 for each telephonic meeting lasting at least 30 minutes in which they participate. Members of our Board committees are paid $700 for each committee meeting they attend, with the Chairman of the committee receiving $1,400. George J. Damiris, one of our non-employee directors, is employed by Koch Ventures, Inc. and, under established policies of Koch Ventures, Inc., all compensation earned by Mr. Damiris is paid directly to his employer.

         Under our 1997 Nonqualified Stock Option Plan for Non-Employee Directors, each of our non-employee director receives fully vested options to purchase 1,000 shares of our common stock on October 1 of each year, with the exception of our Vice Chairman who receives options to purchase 2,000 shares. Under this Plan, each of our non-employee directors has the ability to elect not to participate in the Plan. As discussed in this Proxy Statement under "Certain Transactions," Koch Capital Services, Inc., who holds a significant amount of our common stock, currently has the right under a voting agreement to designate a person for election to our Board. We have entered into an agreement with Koch Capital under which we have agreed to issue to Koch Capital the options that would have otherwise been granted to the director it designates if its designee delivers to us an executed election not to participate under the Plan. The terms and conditions of these options are substantially similar to those governing the options granted to our other non-employee directors, with the main exception being that the options granted to Koch Capital do not expire upon the termination of service of its designated director.

BOARD COMMITTEES

         Our Board of Directors has created various standing committees to help carry out its duties, including an Audit and Compliance Committee and a Compensation Committee. Generally speaking, our Board committees work on key issues in greater detail than would be possible at full Board meetings. We do not have a standing nominating committee.

Audit and Compliance Committee

         Our Audit and Compliance Committee is made up of three non-employee directors, including Hunter Nelson (Chairman), George J. Damiris and Robert W. Roten, and met six times in fiscal 1999. Our Audit and Compliance Committee recommends the appointment of our independent auditors to our Board, meets with these auditors to review their report on the financial statements of the business and approves the audit and other services to be provided by these auditors. In addition, our Audit and Compliance Committee reviews our Form 10-K and Form 10-Q reports and our practices in preparing published financial statements. Our Audit and Compliance Committee also provides oversight with respect to the establishment of and adherence to corporate compliance programs, codes of conduct and other policies and procedures concerning our business and our compliance with all relevant laws.

Compensation Committee

         Our Compensation Committee is made up of three non-employee directors, including Frank J. Hevrdejs (Chairman), Allan R. Dragone and Rolf H. Towe, and met twice in fiscal 1999. Our Compensation Committee establishes and reviews compensation for all of our elected officers and those of our subsidiaries and also administers our executive compensation programs. Our Compensation Committee consults, from time to time, with outside experts concerning the performance of its duties.



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

RATIFICATION OF INDEPENDENT ACCOUNTANTS
(Item 2 on the Proxy Card)

         Our Board of Directors, at the recommendation of our Audit and Compliance Committee, has appointed Deloitte & Touche LLP as our independent accountants for the fiscal year ending September 30, 2000. We are asking that you ratify that appointment. Deloitte has been our independent accounting firm for our last four fiscal years and we believe that they are well qualified for the job. Representatives of Deloitte will be present at the Annual Meeting to answer appropriate questions and to make a statement, if they desire to do so.

       OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.



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


EXECUTIVE OFFICERS OF THE COMPANY

         Personal information with respect to each of our executive officers is set forth below.


Frank P. Diassi                 Mr. Diassi has been the Chairman of our Board of
Age 66                          Directors since August of 1996. See "Election of
                                Directors" above for more information about Mr.
                                Diassi.

Peter W. De Leeuw               Mr. De Leeuw has been our President and Chief
Age 59                          Executive Officer since April 1, 1998. See
                                "Election of Directors" above for more
                                information about Mr. De Leeuw.

Richard K. Crump                Mr. Crump has served as our Vice
Age 53                          President--Strategic Planning since December 1,
                                1996. Prior to that time, Mr. Crump served as our Director--Commercial from August of 1986 until October of 1991 and our Vice
                                President--Commercial from October of 1991 until December 1, 1996. In his current position, Mr.
                                Crump has responsibility for our strategic planning, which includes acquisition and merger activity. Prior to joining us, Mr. Crump was Vice President of Materials Management for El
                                Paso Products Company from 1976 through 1983 and
                                Vice President of Sales for Rammhorn Marketing from 1984 until August of 1986.

Gary M. Spitz                   Mr. Spitz has been our Chief Financial Officer
Age 44                          and one of our Vice Presidents since January 19,
                                1998. Prior to joining us, Mr. Spitz was Vice
                                President and Chief Financial Officer of Grace
                                Davison (a division of W.R. Grace and Company), a catalyst manufacturing and chemicals company.
                                Mr. Spitz held various financial positions with divisions of W. R. Grace and Company since 1979.

David G. Elkins                 Mr. Elkins has been our General Counsel and
Age 57                          Secretary and one of our Vice Presidents since
                                January 1, 1998. Mr. Elkins previously was a senior partner in the law firm of Andrews &
                                Kurth, L.L.P., where he specialized in corporate and securities matters.

Robert O. McAlister             Mr. McAlister joined us in 1991 and has been our
Age 60                          Vice President--Human Resources and
                                Administration since July 26, 1995. From 1974 to
                                1987, he was employed by Champlin Petroleum
                                Company, a subsidiary of Union Pacific
                                Corporation, where he held a variety of
                                positions in Human Resources, Marketing and Strategic Planning. From 1987 to 1991, he served as Vice President of Human Resources for
                                Champlin Refining and Chemicals, Inc., a joint venture between Champlin Petroleum and Petroleos de Venezuela, S.A., the national oil company of Venezuela.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Our executive compensation program is administered by the Compensation Committee of our Board of Directors. This Committee, which is comprised of non-employee directors, is responsible for discharging the compensation responsibilities of our Board of Directors. The Committee reviews general compensation issues and determines the compensation of all of our senior executives and other key employees and recommends and administers our employee benefit plans that provide benefits to our senior executives. The Committee has furnished the following report on executive compensation for inclusion in this Proxy Statement.

Compensation Philosophy and Objectives

         Sterling's senior executive compensation program is designed to motivate, reward and retain the management talent needed to achieve its business goals and maintain a leadership position in the petrochemicals industry. Under this program, a significant portion of the potential compensation of Sterling's senior executives is dependent on increased stockholder value. This program offers Sterling's senior executives salary levels and compensation incentives designed to:

     o    attract, motivate and retain talented and productive executives

     o recognize individual performance and Sterling's performance relative to the performance of other companies of comparable size, complexity and quality

     o    support Sterling's short-term and long-term goals

We believe that this approach ensures an appropriate link between the compensation of Sterling's senior executives and the accomplishment of Sterling's goals and its stockholders' objectives.

         We use a number of sources to determine whether the compensation program provided to Sterling's senior executives is competitive. Our primary method of determining competitiveness involves obtaining compensation review data from independent compensation consultants, which we use to compare our compensation program to those offered by a group of chemical and allied products corporations. We also compare our compensation program to those offered by a select group of non-chemical companies that we feel are comparable in size and performance. We do not compare our compensation program against those offered by each of the companies included in the S&P Chemicals Index used in the Stock Performance Graph contained in the Proxy Statement because we do not consider many of those companies to be competitors of Sterling, either in the market or for executive talent.

Total Compensation

         The three major components of Sterling's senior executive compensation program are base salary, annual incentive compensation and stock-based compensation. Our goal is to set base salaries for Sterling's senior executives at or below competitive market rates of comparable companies, while providing annual and stock-based compensation opportunities, which are linked to Sterling's financial performance, above competitive market rates. We believe that focusing executive compensation on variable incentive pay will help Sterling to meet its performance goals and enhance stockholder value in the long term.

Base Salaries

         Our strategy is to reduce the emphasis on fixed compensation for Sterling's senior executives by positioning their base salaries at or below industry levels. Initially, these base salaries are set at levels intended to reflect the individual's experience, level of responsibility, job classification and competence. Under our strategy, dramatic changes in base salary are not generally made unless required to adjust for market movements, promotions or significant changes in responsibility or individual performance. Except with respect to the grant of stock options, Sterling's Board of Directors provides final approval of the compensation of all of Sterling's senior executive officers, including the Chairman of the Board and the Chief Executive Officer.

Annual Incentive Compensation

         Sterling's senior executives and other qualified employees can earn additional cash compensation under Sterling's Profit Sharing Plan and Bonus Plan. The additional compensation available under each of these plans is intended to reward the achievement of annual corporate financial goals. Generally, no additional compensation is available under either of the plans unless Sterling's financial performance meets threshold levels established by us and Sterling's Board of Directors at the beginning of each fiscal year. The amount of additional compensation available under these plans is based on these threshold levels, formulae set for the individual's job classification (with individuals having greater management responsibility having the opportunity to earn larger percentages) and on individual performance. We administer both of these plans and recommend the total amount of annual compensation to Sterling's Board of Directors. Sterling's Board of Directors approves the aggregate amount of incentive compensation awards to all participants and we then approve individual awards. In evaluating an individual's performance, we rely on the members of Sterling's senior management. No awards were made under either plan in fiscal 1999.

Stock-Based Compensation

         We are permitted to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, performance awards and phantom stock awards to Sterling's senior executives and key employees under Sterling's Omnibus Stock Awards and Incentive Plan. We determine the terms and amounts of awards to be granted to individuals under the Omnibus Plan based upon a variety of factors, including:

     o    level of responsibility and job classification

     o    job performance

     o    present and potential contributions to Sterling's long term success

     o the extent that the base salary of the individual is below industry levels based on the compensation survey described above

         The primary purpose of stock-based compensation is to provide Sterling's senior executives and key employees with incentives to concentrate on Sterling's performance over the long term. We believe that stock-based compensation is an appropriate and effective method for aligning the interests of Sterling's senior executives and key employees with Sterling's long term goal of maximizing stockholder value because the employees will not receive any benefit from this compensation unless the stock price rises.

         The Omnibus Plan permits us to specify the number of shares covered by awards and the vesting schedule. We have generally imposed a five-year vesting schedule for all awards in order to provide an incentive to create stockholder value over time, since the full benefit of the awards cannot be realized unless there is appreciation in stock value over a number of years. However, options granted under the Omnibus Plan become fully exercisable in the event of the optionee's termination of employment by reason of death, disability or retirement and may become fully exercisable in the event of a "change of control." No option may be exercised after the tenth anniversary of the date of grant or the earlier termination of the option. All options are granted with an exercise price at or above the fair market value of a share of Sterling's common stock on the date of grant.

         During fiscal 1999, we awarded non-qualified stock options to acquire an aggregate of 73,350 shares of Sterling's common stock under the Omnibus Plan. We did not make any other awards under the Omnibus Plan in fiscal 1999. Also during fiscal 1999, options to acquire an aggregate of 106,372 shares expired as a result of resignations by several employees.

Repricing of Options

         In December of 1998, we reduced the exercise price of all outstanding stock options held by Sterling's then current employees to $6.00 per share. As the trading price of Sterling's common stock had dropped significantly over the prior year, we felt that this action was necessary to preserve the value placed on these stock options as a form of incentive compensation, to bolster employee morale and to further motivate key employees to help Sterling meet its financial goals, thereby enhancing stockholder value. Although the trading price for a share of Sterling's common stock was somewhat below $6.00 per share at the time of this reduction, we felt that an exercise price of $6.00 per share was fair and appropriate and that repricing these options at this amount would be in the best interests of Sterling's stockholders. The following table shows the impact of the repricing on Sterling's executive officers.


                                                                                                                    Length of
                                                    Number of                                                       Original
                                                   Securities      Market Price     Exercise                       Option Term
                                                   Underlying      of Stock at       Price            New           Remaining
                                                    Options          Time of       at Time of       Exercise        at Date of
    Name and Title                    Date          Repriced        Repricing       Repricing         Price         Repricing
------------------------           -----------     -----------     -----------     -----------     -----------     -----------
Frank P. Diassi                       12/14/98          95,238     $     4.375     $     12.00     $      6.00      113 months
  Chairman of the                     12/14/98          63,492     $     4.375     $     12.00     $      6.00       97 months
    Board of Directors

Peter W. De Leeuw                     12/14/98         125,000     $     4.375     $     12.00     $      6.00      112 months
  President and Chief
     Executive Officer

Richard K. Crump                      12/14/98          30,159     $     4.375     $     12.00     $      6.00      113 months
  Vice President -                    12/14/98          20,106     $     4.375     $     12.00     $      6.00       97 months
     Strategic Planning

Gary M. Spitz                         12/14/98          45,000     $     4.375     $     12.00     $      6.00      110 months
  Chief Financial Officer
    and Vice President

David G. Elkins                       12/14/98          60,000     $     4.375     $     12.00     $      6.00      109 months
  Vice President, General
    Counsel and Secretary

Robert O. McAlister                   12/14/98          17,460     $     4.375     $     12.00     $      6.00      113 months
  Vice President - HR                 12/14/98          11,640     $     4.375     $     12.00     $      6.00       97 months
     and Administration

Stewart H. Yonts                      12/14/98           1,200     $     4.375     $      9.50     $      6.00      113 months
  Treasurer                           12/14/98             800     $     4.375     $     12.00     $      6.00       97 months

Compensation to the Chairman of the Board and the Chief Executive Officer

         Frank P. Diassi has been Sterling's Chairman of the Board since August 21, 1996. Peter W. De Leeuw has been Sterling's President and Chief Executive Officer since April 1, 1998. In fiscal 1999, Messrs. Diassi and De Leeuw were paid base salaries of $333,344 and $312,504, respectively. We used the same executive compensation practices described above to determine the compensation paid to Messrs. Diassi and De Leeuw in fiscal 1999 and believe that their fiscal 1999 salaries were below the mid-point salary paid to similar individuals in the competitive market. In fiscal 1999, neither Mr. Diassi nor Mr. De Leeuw received any awards under the Omnibus Plan.

Tax Treatment

         We consider the anticipated tax treatment of our executive compensation program when setting levels and types of compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to the company's chief executive officer or any of the other four most highly compensated executive officers in excess of $1 million in any year, with certain performance-based compensation being specifically exempt from this deduction limit. In fiscal 1999, no employee of Sterling subject to this limit received compensation in excess of $1 million. Consequently, we believe that the requirements of Section 162(m) will not affect the tax deductions available to Sterling in connection with its executive compensation for the 1999 fiscal year.

Additional Information

         No portion of this report shall be deemed to be incorporated by reference into any filing under the Securities Act or under the Securities Exchange Act through any general statement incorporating by reference the Proxy Statement in which this report appears in its entirety, except to the extent that Sterling specifically incorporates this report or a portion of this report by reference. In addition, this report shall not otherwise be deemed to be filed under either of such Acts except the extent required by Item 402 of Regulation S-K.

                                                  Respectfully submitted,

                                                  The Compensation Committee
                                                  of the Board of Directors

                                                  Frank J. Hevrdejs (Chairman)
                                                  Allan R. Dragone
                                                  Rolf H. Towe

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

         The following table shows the compensation paid to our five most highly compensated executive officers for the three fiscal years ended September 30, 1999, including our Chairman of the Board and our Chief Executive Officer.




                                                           ANNUAL
                                                        COMPENSATION
                                            ----------------------------------------
          NAME AND                FISCAL                               OTHER ANNUAL
     PRINCIPAL POSITION            YEAR     SALARY(1)      BONUS       COMPENSATION
------------------------------    ------    --------     ---------     -------------

Frank P. Diassi ..............     1999     $333,344     $     0        $      0
 Chairman of the Board of          1998      300,000           0               0
   Directors                       1997      334,231           0               0

Peter W. De Leeuw(4) .........     1999      312,504           0               0
 President and Chief               1998      162,500           0               0
   Executive Officer

Richard K. Crump .............     1999      200,000      10,000               0
 Vice President--                  1998      194,167           0               0
   Strategic Planning              1997      187,500           0               0

Gary M Spitz(6) ..............     1999      193,333           0               0
 Vice President and Chief          1998      126,818      25,000(7)      166,364(8)
   Financial Officer

David G. Elkins(10) ..........     1999      200,000      20,000               0
 Vice President, General           1998      150,000           0               0
   Counsel and Secretary



                                           LONG-TERM
                                          COMPENSATION
                                            AWARDS
                                   -----------------------------
                                   RESTRICTED      SECURITIES
                                     STOCK         UNDERLYING       ALL OTHER
                                    AWARD(S)     OPTIONS/SARS(2)  COMPENSATION(3)
                                   -----------   ---------------  ---------------
                                   $     0           158,730        $35,406
                                         0            95,238         34,606
                                         0            63,492          4,693
                                         0           125,000         21,050
                                    95,000(5)        125,000         18,349
                                         0            50,265          9,885
                                         0            30,159         10,139
                                         0            20,106          1,080
                                         0            45,000          3,478
                                    50,000(9)         45,000          3,309
                                         0            60,000         27,546
                                    55,000(11)        60,000          9,654


-------------------------

(1)   Includes amounts deferred under our 401(k) Savings and Investment Plan.

(2) On December 14, 1998, we repriced all outstanding stock options to lower the exercise price to $6 per share. As no options were granted to any of our officers appearing in this table during fiscal 1999, figures for fiscal 1999 are included solely to reflect the repricing of options granted during fiscal 1997 and fiscal 1998.

(3) Consists of premiums for group life insurance and premiums for executive life insurance paid by us as follows:


                                              Fiscal                            Executive
                                               Year          Group Life            Life
                                              ------         ----------         ----------
               Frank P. Diassi............     1999           $16,326            $19,080
                                               1998            15,526             19,080
                                               1997             4,693                  0
               Peter W. De Leeuw..........     1999             5,851             15,199
                                               1998             3,150             15,199
               Richard K. Crump...........     1999             2,255              7,630
                                               1998             2,508              7,631
                                               1997             1,080                  0
               Gary M. Spitz..............     1999               747              2,731
                                               1998               578              2,731
               David G. Elkins............     1999             3,618             23,928
                                               1998             3,038              6,616

(4) Mr. De Leeuw joined us as our President and Chief Executive Officer effective April 1, 1998, meaning that he was employed by us during fiscal 1998 for only six months.

(5) Mr. De Leeuw was granted 10,000 shares of restricted stock on March 16, 1998. Of such shares, 5,000 shares are currently subject to forfeiture if Mr. De Leeuw's employment is terminated under certain specified circumstances. Such forfeiture provisions expire in two equal increments on March 16, 2000 and March 16, 2001 or, if earlier, upon the occurrence of certain specified events. If any dividends are paid on these shares prior to the expiration of the forfeiture provisions, Mr. De Leeuw is entitled to receive the dividends only upon the expiration of the forfeiture provision, without any interest being paid on that amount. As of the last day of fiscal 1999, such shares had a value of $35,000 based on the closing market price per share on September 30, 1999.

(6) Mr. Spitz joined us as our Vice President and Chief Financial Officer on January 19, 1998, meaning that he was employed by us during fiscal 1998 for only approximately eight and one-half months.

(7)   Consists of a signing bonus paid pursuant to Mr. Spitz's Employment
      Agreement.

(8)   Consists of moving expenses paid by us.

(9) Mr. Spitz was granted 5,000 shares of restricted stock on January 19, 1998. Of such shares, 2,500 shares are currently subject to forfeiture if Mr. Spitz's employment is terminated under certain specified circumstances. Such forfeiture provisions expire in two equal increments on January 19, 2000 and January 19, 2001 or, if earlier, upon the occurrence of certain specified events. If any dividends are paid on these shares prior to the expiration of the forfeiture provisions, Mr. Spitz is entitled to receive the dividends only upon the expiration of the forfeiture provision, without any interest being paid on that amount. As of the last day of fiscal 1999, such shares had a value of $17,500 based on the closing market price per share on September 30, 1999.

(10) Mr. Elkins joined us as our Vice President, General Counsel and Secretary effective January 1, 1998, meaning that he was employed by us during fiscal 1998 for only nine months.

(11) Mr. Elkins was granted 5,000 shares of restricted stock on January 1, 1998. Of such shares, 2,500 shares are currently subject to forfeiture if Mr. Elkins' employment is terminated under certain specified circumstances. Such forfeiture provisions expire in two equal increments on January 1, 2000 and January 1, 2001 or, if earlier, upon the occurrence of certain specified events. If any dividends are paid on these shares prior to the expiration of the forfeiture provisions, Mr. Elkins is entitled to receive the dividends only upon the expiration of the forfeiture provision, without any interest being paid on that amount. As of the last day of fiscal 1999, such shares had a value of $17,500 based on the closing market price per share on September 30, 1999.

Aggregate Year-end Option Values

         The following table provides information on the value of unexercised stock options, as of September 30, 1999, held by our five most highly compensated officers, including our Chairman of the Board and our Chief Executive Officer. There were no exercises of options or stock appreciation rights during fiscal 1999 by any of these officers, and none of these officers held any stock appreciation rights at September 30, 1999.


                                         Number Of Securities                       Value Of Unexercised
                                    Underlying Unexercised Options              In-The-Money Options/SARs At
                                        At September 30, 1999                       September 30, 1999*
                               ------------------------------------------ -----------------------------------------
                                    Exercisable          Unexercisable       Exercisable        Unexercisable
   --------------------------- ------------------- ---------------------- ----------------- -----------------------
   Frank P. Diassi                    36,507               122,223                --                   --
   Peter W. De Leeuw                  25,000               100,000                --                   --
   Richard K. Crump                   15,581                34,684                --                   --
   Gary M. Spitz                       9,000                36,000                --                   --
   David G. Elkins                    15,000                45,000                --                   --
   --------------------------- ------------------- ---------------------- ----------------- -----------------------

     * The "value" of unexercised options is based on the amount, if any, by which the market price of a share of our common stock on the relevant date exceeds the exercise price of the option. The actual gain, if any, that one of our officers realizes from the exercise of options will depend on the market price of a share of our common stock at the time of exercise. An "In-The-Money" option is an option for which the exercise price is lower than the market price of a share of our common stock on the relevant date. None of our officers held options with an exercise price below the market price of a share of our common stock as of September 30, 1999.

Option Grants in Last Fiscal Year

         We did not grant any stock options in fiscal 1999 to any of our five most highly compensated officers, including our Chairman of the Board and our Chief Executive Officer.

Employment Agreements

     PETER W. DE LEEUW

         On March 16, 1998, we entered into an Employment Agreement with Mr. De Leeuw under which we engaged Mr. De Leeuw to serve as our President and Chief Executive Officer. Under his Employment Agreement, Mr. De Leeuw earns a base salary that was initially set at $300,000 per year (subject to increase at the discretion of our Board) and he participates in our bonus/incentive plans. In addition, when Mr. De Leeuw signed his Employment Agreement, we granted Mr. De Leeuw 10,000 shares of our common stock (5,000 of which are currently subject to forfeiture if Mr. De Leeuw's employment is terminated under specified circumstances) and options to purchase 125,000 shares of our common stock for $12 per share (with 20% of such options vesting annually on each March 16, commencing in 1999). On December 14, 1998, we reduced the exercise price of these options to $6. Mr. De Leeuw was also granted the right to purchase up to 100,000 additional shares of our common stock but that right expired on September 12, 1998 without having been exercised.

         Either we or Mr. De Leeuw may terminate Mr. De Leeuw's Employment Agreement at any time, for any reason or for no reason. However, if, prior to March 16, 2000, Mr. De Leeuw terminates his employment for a Good Reason (as defined in his Employment Agreement) or we terminate Mr. De Leeuw's employment for any reason other than Misconduct or Disability (as those terms are defined in his Employment Agreement), we are required to pay Mr. De Leeuw an amount equal to 200% of his base salary and certain other sums. In addition, for 24 months after a termination of Mr. De Leeuw's Employment Agreement under these circumstances at any time (whether before or after March 16, 2000), Mr. De Leeuw is entitled to continuing coverage under all of our life, healthcare, medical and dental insurance plans and programs (excluding disability), so long as Mr. De Leeuw pays any required employee premiums under these plans or programs or COBRA. However, we are not required to make these payments or provide these coverages if Mr. De Leeuw's employment is terminated after his "normal retirement date" under our Pension Plan and our obligation to provide continuing coverage under our benefits plans immediately ends if Mr. De Leeuw obtains other employment where he is provided with substantially similar benefits. Finally, if Mr. De Leeuw's Employment Agreement is terminated under these circumstances at any time, all vesting and similar requirements and all conditions to entitlement to benefits are deemed satisfied under these plans and programs, meaning that all options held by Mr. De Leeuw would immediately vest and all forfeiture provisions for any restricted stock would immediately lapse.

     GARY M. SPITZ

         On January 19, 1998, we entered into an Employment Agreement with Mr. Spitz under which we engaged Mr. Spitz to serve as our Chief Financial Officer and one of our Vice Presidents. Under his Employment Agreement, Mr. Spitz earns a base salary that was initially set at $180,000 per year (subject to increase at the discretion of our Board) and he participates in our bonus/incentive plans. In addition, when Mr. Spitz signed his Employment Agreement, we paid Mr. Spitz a $25,000 signing bonus and granted Mr. Spitz 5,000 shares of our common stock (2,500 of which are currently subject to forfeiture if Mr. Spitz's employment is terminated under specified circumstances) and options to purchase 45,000 shares of our common stock for $12 per share (with 20% of such options vesting annually on each January 19, commencing in 1999). On December 14, 1998, we reduced the exercise price of these options to $6. Mr. Spitz was also granted the right to purchase up to 50,000 shares of our common stock but that right expired on April 30, 1998 without having been exercised.

         Either we or Mr. Spitz may terminate Mr. Spitz's Employment Agreement at any time, for any reason or for no reason. However, if, prior to January 19, 2000, Mr. Spitz terminates his employment for a Good Reason (as defined in his Employment Agreement) after the occurrence of a specified change of control or we terminate Mr. Spitz's employment for any reason other than Misconduct or Disability (as those terms are defined in his Employment Agreement), we are required to pay Mr. Spitz an amount equal to 200% of his base salary and certain other sums. In addition, for 24 months after a termination of Mr. Spitz's Employment Agreement under these circumstances at any time (whether before or after January 19, 2000), Mr. Spitz is entitled to continuing coverage under all of our life, healthcare, medical and dental insurance plans and programs (excluding disability), so long as Mr. Spitz pays any required employee premiums under these plans or programs or COBRA. However, we are not required to make these payments or provide these coverages if Mr. Spitz's employment is terminated after his "normal retirement date" under our Pension Plan and our obligation to provide continuing coverage under our benefits plans immediately ends if Mr. Spitz obtains other employment where he is provided with substantially similar benefits.

     DAVID G. ELKINS

         On November 12, 1997, we entered into an Employment Agreement with Mr. Elkins under which we engaged Mr. Elkins to serve as our General Counsel and Corporate Secretary and one of our Vice Presidents. Under his Employment Agreement, Mr. Elkins earns a base salary that was initially set at $200,000 per year (subject to increase at the discretion of our Board) and he participates in our bonus/incentive plans. In addition, when Mr. Elkins signed his Employment Agreement, we granted Mr. Elkins 5,000 shares of our common stock (2,500 of which are currently subject to forfeiture if Mr. Elkins' employment is terminated under specified circumstances) and options to purchase 60,000 shares of our common stock for $12 per share (with 25% of such options vesting annually on each January 1, commencing in 1999). On December 14, 1998, we reduced the exercise price of these options to $6. Mr. Elkins was also granted the right to purchase up to 80,000 shares of our common stock but that right expired on April 30, 1998 without having been exercised.

         Either we or Mr. Elkins may terminate Mr. Elkins' Employment Agreement at any time, for any reason or for no reason. However, if, prior to January 1, 2000, Mr. Elkins terminates his employment for a Good Reason (as defined in his Employment Agreement) or we terminate Mr. Elkins' employment for any reason other than Misconduct or Disability (as those terms are defined in his Employment Agreement), we are required to pay Mr. Elkins an amount equal to 300% of his base salary and certain other sums. In addition, for 36 months after a termination of Mr. Elkins' Employment Agreement under these circumstances at any time (whether before or after January 1, 2000), Mr. Elkins is entitled to continuing coverage under all of our life, healthcare, medical and dental insurance plans and programs (excluding disability), so long as Mr. Elkins pays any required employee premiums under these plans or programs or COBRA. However, we are not required to make these payments or provide these coverages if Mr. Elkins' obtains other employment where he is provided with substantially similar benefits. Finally, if Mr. Elkins' Employment Agreement is terminated under these circumstances, all vesting and similar requirements and all conditions to entitlement to benefits are deemed satisfied under these plans and programs, meaning that all options held by Mr. Elkins would immediately vest and all forfeiture provisions for any restricted stock would immediately lapse.

         Under his Employment Agreement, Mr. Elkins is entitled to participate in, and receive benefits under, most of our employee benefit plans as if his employment with us commenced on January 1, 1993 or, in the case of our post-retirement healthcare plan, January 1, 1988. In addition, Mr. Elkins is entitled under his Employment Agreement to receive pension benefits which are supplemental to the pension benefits payable to Mr. Elkins under our Pension Plan, Equalization Plan and Supplemental Plan described below.

Pension Plans


     Salaried Employees'        Most of our salaried employees, including our
       Pension Plan             Chief Executive Officer and our other four most
                                highly compensated officers, participate in our defined benefit Salaried Employees' Pension
                                Plan. We determine the pension costs under this Plan each year on an actuarial basis and make all necessary contributions. The pension benefits payable under this Plan are determined by multiplying the employee's "vested percentage" by the sum of (i) the number of years the employee is given credit as having worked for us times 1.2% of his or her "Average
                                Earnings" plus (ii) the number of years the employee is given credit as having worked for us
                                (not to exceed 35) times 45% of the amount which his or her "Average Earnings" exceeds the average (without indexing) of his or her Social
                                Security taxable wage bases during the 35-year period ending on December 31 of the year in which he or she attains Social Security retirement age. Generally, an employee's
                                "Average Earnings" will be either the average compensation received by the employee during the three years in which the employee was paid the most in his or her final five years of employment or the average compensation received by the employee during the last 36 months of his or her employment, whichever is larger, excluding amounts received under our Profit
                                Sharing and Bonus Plan. However, due to certain limitations imposed under the Internal Revenue
                                Code, benefits payable to an employee under this Plan are effectively limited in amount to those benefits that would be payable to an employee having Average Earnings of $160,000.


     Pension Benefit            Each of our salaried employees who is eligible
       Equalization Plan        to participate in our Pension Plan is also
                                eligible to participate in our Pension Benefit
                                Equalization Plan. Our Equalization Plan pays additional benefits to employees whose benefits under our Pension Plan are limited as a result of specified limitations under the Internal
                                Revenue Code. The amount of benefits payable under our Equalization Plan is designed to eliminate the effect of these limitations on the aggregate pension benefits payable to the participants but not provide any additional benefits beyond that amount. These benefits are generally payable at the times we pay benefits under our Pension Plan. We have paid benefits under our Equalization Plan to former employees.



     Supplemental               Each of our employees who are a part of
        Employee                management or who are considered "highly
           Retirement Plan      compensated" and subject to limitations on the
                                amount of Pension Plan benefits they may receive under the Internal Revenue Code is also eligible to participate in our Supplemental Employee
                                Retirement Plan. Our Supplemental Plan pays additional benefits to employees whose benefits under our Pension Plan are limited as a result of such employee's Average Earnings exceeding
                                $160,000 or due to the removal of certain Social
                                Security integration benefits from the Pension
                                Plan. The amount of benefits payable under our Supplemental Plan is designed to eliminate the effect of these limitations on the aggregate pension benefits payable to the participants but not provide any additional benefits beyond that amount. These benefits are generally payable at the same time as when we pay benefits under our Pension Plan. We have paid benefits under our Supplemental Plan to former employees.

         The following table sets forth the aggregate amount of annual normal retirement benefits that would be payable under the Pension Plan, the Equalization Plan and the Supplemental Plan if an employee retired during calendar 1999 at the age of 65 with the years of service shown (assuming the continued existence of the Pension Plan, the Equalization Plan and the Supplemental Plan without substantial change and payment in the form of a single life annuity).



                                                            Years of Service
        Average          --------------------------------------------------------------------------------------------
       Earnings
                                   10                    20                     30                      40
------------------------ ---------------------- ---------------------- ---------------------- -----------------------
      $  50,000                 $  6,762              $  13,525              $  20,287               $  26,668
        100,000                   15,012                 30,025                 45,037                  58,543
        150,000                   23,262                 46,525                 69,787                  90,418
        200,000                   31,512                 63,025                 94,537                 122,293
        250,000                   39,762                 79,525                119,287                 154,168
        300,000                   48,012                 96,025                144,037                 186,043
        350,000                   56,262                112,525                168,787                 217,918
        400,000                   64,512                129,025                193,537                 249,793

         As of September 30, 1999, the credited years of service under these Plans of our Chief Executive Officer and our other four most highly compensated officers was:

                                 Frank P. Diassi..................  3 years
                                 Peter W. De Leeuw................  2 years
                                 Richard K. Crump................. 13 years
                                 Gary M. Spitz....................  2 years
                                 David G. Elkins..................  2 years

Assuming retirement at age 65 (or after five years of service, if later) and the continuation of their current levels of base salary until retirement, the total retirement benefits payable each year to our Chief Executive Officer and our other four most highly compensated officers under the Equalization Plan and/or the Supplemental Plan would be:


                                        Gross Payment                                            Net Payment
                                      Under Equalization        Reduction for Payments        Under Equalization
                                    and Supplemental Plans        Under Pension Plan        and Supplemental Plans
                                  --------------------------- --------------------------- ---------------------------
Frank P. Diassi                         $    28,384                  $    12,854                $    15,530
Peter W. De Leeuw                            40,112                       18,926                     21,186
Richard K. Crump                             75,617                       59,235                     16,382
Gary M. Spitz                                68,628                       53,506                     15,122
David G. Elkins*                             27,966                       21,965                      6,001

* Excludes supplemental pension benefits payable to Mr. Elkins under his Employment Agreement.

CERTAIN TRANSACTIONS

         The holders of 6,654,963 shares of our common stock, representing approximately 52% of our outstanding shares, are parties to a Third Amended and Restated Voting Agreement dated as of February 1, 1999. Four of our directors, Messrs. Diassi, Hevrdejs, Nelson and McMinn, are parties to the Voting Agreement. Other parties to the Voting Agreement include William C. Oehmig, Susan O. Rheney (as Trustee of the Rheney Living Trust), Koch Capital Services, Inc., affiliates of Clipper Capital Partners, L.P. who are commonly referred to collectively as "The Clipper Group", FSI No. 2 Corporation, a wholly owned subsidiary of Fayez Sarofim & Co., Olympus Growth Fund II, L.P., Olympus Executive Fund, L.P., Credit Suisse First Boston, Gordon A. Cain and James Crane. The parties to the Voting Agreement are required to vote any shares of our common stock owned by them in favor of three nominees to our Board of Directors, one to be designated by each of Koch Capital, The Clipper Group and Gordon A. Cain. George J. Damiris is the current designee of Koch Capital, Rolf
H. Towe is the current designee of The Clipper Group and William A. McMinn is the current designee of Mr. Cain. The rights of each of Koch Capital and The Clipper Group to designate nominees under the Voting Agreement terminates on the earlier of August 21, 2006 or the time at which they beneficial own less than 5% of our outstanding shares, respectively. The right of Mr. Cain to designate a nominee terminates upon the earlier of (i) December 15, 2008 and (ii) the later of (a) the expiration of the Standby Purchase Agreement to which he is a party and (b) the time at which Mr. Cain beneficial owns less than 5% of our outstanding shares.

         The holders of 8,770,831 shares of our common stock, representing approximately 69% of our outstanding shares, are parties to a Stockholders Agreement originally dated as of August 21, 1996 and a Tag-Along Agreement dated as of August 21, 1996. The Stockholders Agreement restricts the transfer of shares of our common stock held by the parties (with certain exceptions), including any disposition of a control position, unless such shares are first offered to be sold to our ESOP, then to us and then to the other parties to the Stockholders Agreement. The Tag-Along Agreement provides that if any party to the agreement, either by themselves or together with others, proposes to transfer a total of 51% or more of our outstanding shares of common stock, that party must give notice of the proposed transfer to each person that retained shares of our common stock in our recapitalization conducted in August of 1996, and each of these stockholders will have the right to have any shares they retained in that recapitalization included in the transfer on a pro rata basis and on the same terms and conditions.

         In May of 1999, we engaged Credit Suisse First Boston Corporation and Donaldson Lufkin & Jenrette Securities Corporation as Joint-Book Running Managers in connection with our issuance of $295 million in 12-3/8% Senior Secured Notes due 2006. Credit Suisse First Boston and DLJ also underwrote our new $155 million Revolving Credit Agreement with The CIT Group/Business Credit, Inc. which funded on the same day as the 12-3/8% Senior Secured Notes. We paid Credit Suisse First Boston a total of $5,218,750 under these arrangement in fiscal 1999. John L. Garcia, one of our directors, was a Managing Director and Head of the Global Chemical Investment Banking Group of Credit Suisse First Boston from 1994 until April of 1999.

         Since October 1, 1991, we have had ongoing commercial relationships in the ordinary course of business with certain affiliates of Koch Industries, Inc., including agreements for the supply of raw materials, sales of petrochemicals and transportation of natural gas. During the fiscal year ended September 30, 1999:

o we made product sales to and purchased raw materials from Koch Chemical, an indirect wholly owned subsidiary of Koch Industries

o we made payments to John Zink Company, an indirect wholly owned subsidiary of Koch Industries, in consideration for certain contracting and construction services performed at our facilities in Texas City, Texas

o we made payments to Koch Gateway Pipeline Company for the transportation of natural gas to the our acrylic fiber plant through a pipeline in which it is a partner

Each of these relationships represented less than 1% of our revenues, with the exception that our raw material purchases from Koch Chemical totaled around 3.1% of our revenues. In addition, in 1998 we filed a lawsuit against John Zink Company seeking recovery for certain types of damages we sustained in connection with a release of nickel carbonyl from our methanol unit on July 30, 1997. This lawsuit has been voluntarily dismissed but, under a tolling agreement between the parties, may be refiled at any time.

         We paid The Sterling Group, Inc. approximately $12,782 in fiscal 1999 in advisory fees and reimbursement of expenses. Two of our directors, Messrs. Hevrdejs and Nelson, are principals of The Sterling Group, with Mr. Hevrdejs also serving as the President of The Sterling Group. Frank P. Diassi, our Chairman of the Board, Peter W. De Leeuw, our President and Chief Executive Officer, Robert W. Roten, our Vice Chairman of the Board and former President and Chief Executive Officer, William A. McMinn, one of our directors, Gary M. Spitz, our Chief Financial Officer, Richard K. Crump, our Vice President--Strategic Planning, and David G. Elkins, our Vice President, General Counsel and Secretary, have all previously co-invested with principals of The Sterling Group in various transactions unrelated to our company.

         Under engagement letters dated April 15, 1998 and April 27, 1998, we engaged Chem Systems, an IBM company, to perform certain consulting services related to our styrene monomer business. In addition, on August 10, 1998, we engaged Chem Systems to conduct a site study of our Texas City, Texas facilities and to benchmark our best practices and organizational structures against top quartile performers in the industry. Finally, in connection with our refinancing in July of 1999, we paid Chem Systems amounts owed to them by Donaldson Lufkin & Jenrette Securities Corporation related to the performance of an appraisal of some of our assets required for the refinancing. During fiscal 1999, we paid Chem Systems an aggregate of $421,164 pursuant to these arrangements. Peter Spitz, who is the father of Gary M. Spitz (our Chief Financial Officer and one of our Vice Presidents), was the Director of

Chem Systems until August of 1999. Peter Spitz did not personally perform any direct services under any of these arrangements.

         On April 1, 1998, we entered into a Consulting Agreement with Mr. Roten, the Vice Chairman of our Board of Directors and our former President and Chief Executive Officer, pursuant to which we, in exchange for certain consulting services provided by Mr. Roten, paid Mr. Roten $10,000 per month (minus any fees or other compensation paid to Mr. Roten in such month for serving as one of our directors) through March 1999. During fiscal 1999, we paid Mr. Roten $75,900, $60,000 of which was paid pursuant to the Consulting Agreement and the remainder of which was paid for serving as a our director and committee member.

         As of December 15, 1998, we entered into separate Standby Purchase Agreements with each of Gordon A. Cain, Mr. McMinn, James Crane, Mr. Diassi, Mr. Hevrdejs and Koch Capital Services, Inc. Pursuant to the terms of these agreements, these parties committed to purchase up to 2,500,000 shares of our common stock at a price of $6.00 per share, if, as and when we request at any time prior to December 15, 2001. In order to induce these parties to enter into the Standby Purchase Agreements, we issued to them warrants to purchase an aggregate of 300,000 shares of our common stock at an exercise price of $6.00 per share. In addition, under the Standby Purchase Agreements, we agreed to issue to these parties additional warrants to purchase up to 300,000 additional shares of our common stock if, as and when they purchase shares of our common stock under these agreements. Any shares of our common stock purchased under the Standby Purchase Agreements or on the exercise of the warrants issued under the Standby Purchase Agreements will be subject to the terms of the Voting Agreement, the Stockholders Agreement and the Tag-Along Agreement described above.

PERFORMANCE GRAPH

         The following Stock Performance Graph compares our cumulative total stockholder return on shares of our common stock for a five-year period with the cumulative total return of the Standard & Poor's Stock Index and the Standard & Poor's Chemicals Index. The graph assumes $100 was invested on September 30, 1994 in shares of our common stock, the S&P 500 Index and the S&P Chemicals Index and that dividends were reinvested.

                              [PERFORMANCE GRAPH]

                                                      9/94   9/95   9/96   9/97   9/98   9/99
                                                      ----   ----   ----   ----   ----   ----

Sterling Chemicals Holdings, Inc....................  100      61     91     91     52     44
S&P 500.............................................  100     130    156    219    239    306
S&P Chemicals.......................................  100     119    153    200    180    211



         In connection with our recapitalization in August of 1996, our common stock was delisted from the New York Stock Exchange and is now included in the OTC Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. We believe that this delisting, combined with the contemporaneous significant reductions in the overall number of outstanding shares and record holders of our common stock, have significantly reduced the liquidity of the trading market for shares of our common stock.

         We cannot give you any assurance as to future trends in the cumulative total return on shares of our common stock or of the following indices and we do not make or endorse any predictions as to future stock performance.

AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

         The following table sets forth certain information regarding the ownership of our common stock as of December 6, 1999 by (i) each of our directors and each person nominated to become one of our directors, (ii) each of our executive officers named in the Executive Compensation Table, (iii) all those known by us to be the beneficial owner of more than 5% of our common stock and (iv) all of our directors and executive officers as a group. Unless otherwise noted, the mailing address of each such owner is 1200 Smith Street, Suite 1900, Houston, Texas 77002-4312.

         In addition, an aggregate of 611,810 shares of our common stock are held by the Sterling Chemicals ESOP on behalf of our employees, including certain of our executive officers, representing approximately 5% of our outstanding shares of common stock, of which 338,109 shares have been allocated to employees' accounts to date. These shares are held of record by Merrill Lynch & Co. Incorporated, as trustee, who disclaims beneficial ownership of such shares. Merrill Lynch exercises sole power to vote these shares until they are allocated to the account of one of our employees, who then has sole power to vote his or her respective ESOP shares.


                                                                                                               Percent of
                                              Number of           Right to      Restricted                    Outstanding
                 Name                       Shares Owned(1)       Acquire(2)     Stock(3)           Total       Shares
---------------------------------------     ---------------       ----------   ------------      ----------   -------------
Frank P. Diassi........................        699,420  (4)        81,904               0           781,324         6.0%
Peter W. De Leeuw......................         31,596             25,000           5,000            61,596            *
George J. Damiris(5)...................      1,128,223             54,031               0         1,182,254         9.2%
Allan R. Dragone.......................         55,385              5,000               0            60,385            *
John L. Garcia.........................         34,757  (6)         5,000               0            39,757            *
Frank J. Hevrdejs......................        915,582  (7)        25,000               0           940,582         7.4%
William A. McMinn......................        125,500             41,000               0           166,500         1.3%
Hunter Nelson..........................         60,758              5,000               0            65,758            *
Robert W. Roten........................        163,297              4,000               0           167,297         1.3%
Rolf H. Towe(8)........................      2,004,184             61,020               0         2,065,204        16.1%
Richard K. Crump.......................         45,713             19,604               0            65,317            *
David G. Elkins........................         17,996             30,000           2,500            50,496            *
Gray M. Spitz..........................         12,996             18,000           2,500            33,496            *
Clipper Capital Associates, Inc.(9)....      2,004,184             59,020               0         2,063,204        16.1%
Koch Industries, Inc.(10)..............      1,128,223             54,031               0         1,182,254         9.2%
Fayez Sarofim & Co.(11)................        687,548                  0               0           687,548         5.4%
Olympus Growth Fund II, L.P.(12).......        620,383             58,387               0           678,770         5.3%
Olympus Executive Fund, L.P.(12).......          7,293                633               0             7,926            *
Directors and Officers as a
   Group (14 persons)..................      5,316,082            385,908          10,000         5,711,990        43.5%

-------------------------

*  Less than 1%

(1)  Includes shares of our common stock for which the named person:

o    has sole voting and investment power or

o    has shared voting and investment power with his or her spouse

       Includes shares of our common stock held by Merrill Lynch, as Trustee of our Savings and Investment Plan or as Trustee of our ESOP and allocated to the named person's account as follows:

                                                                        SIP            ESOP
                                                                       ------        --------
             Frank P. Diassi...................................            0         1,160
             Peter W. De Leeuw.................................            0           496
             Robert W. Roten...................................       36,806           664
             Richard K. Crump..................................        7,478         1,160
             Gary M. Spitz.....................................            0           496
             David G. Elkins...................................            0           496
             Directors and Officers as a Group.................       47,578         5,597

       Excludes shares of our common stock that:
           o    are restricted stock holdings or
           o may be acquired through the exercise of stock options within 60 days

       Excludes shares of our common stock and currently exercisable warrants to acquire shares of our common stock held by persons other than the named person who are parties to the Voting Agreement described in "Certain Transactions." Each of Messrs. Diassi, Hevrdejs, McMinn and Nelson, Clipper Capital Associates, Inc., Koch Industries, Inc., Olympus Growth Fund II, L.P., Olympus Executive Fund, L.P. and Fayez Sarofim & Co. is a party to the Voting Agreement. Other parties to the Voting Agreement include William C. Oehmig, who beneficially owns 361,772 shares of our common stock, The Rheney Living Trust (Susan O. Rheney and Clarke Rheney, Trustees), which beneficially owns 48,307 shares of our common stock, CS First Boston Merchant Investments 1995/96, L.P., which beneficially owns 75,900 shares of our common stock, and Von D. Oehmig, who beneficially owns 2,083 shares of our common stock. In addition, Gordon A. Cain, who beneficially owns currently exercisable warrants to acquire 160,000 shares of our common stock, and James Crane, who beneficially owns currently exercisable warrants to acquire 30,000 shares of our common stock, are parties to the Voting Agreement. All of the parties to the Voting Agreement may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act and, as a result, may be deemed to have beneficial ownership of all of the shares of our common stock subject to the Voting Agreement. All shares of our common stock owned by the parties to the Voting Agreement are subject to the Voting Agreement, irrespective of whether such shares are currently owned or subsequently acquired, through purchase, the exercise of warrants or otherwise. The Voting Agreement expires at the time described in "Certain Transactions." Currently, an aggregate of 6,654,963 shares of our common stock, representing approximately 52% of our outstanding shares of common stock, are subject to the Voting Agreement. Each of the named persons expressly disclaims membership in such group and beneficial ownership of any shares of our common stock or warrants to acquire shares of our common stock held by the other parties to the Voting Agreement.

(2) Shares of our common stock that can be acquired through the exercise of warrants or stock options within 60 days.

(3) Shares of our common stock subject to a vesting schedule, forfeiture risk or other similar restrictions.

(4) Includes (i) 20,000 shares of our common stock held as Trustee of the Gabrielle Diassi Trust, (ii) 40,000 shares of our common stock held as Trustee of the Diassi Children's Trust, (iii) 10,000 shares of our common stock held as Trustee of the Brianna Diassi Trust, (iv) 10,000 shares of our common stock held as Trustee of the Nicholas Diassi Trust and (v) 10,000 shares of our common stock held by Mr. Diassi's wife. Mr. Diassi disclaims beneficial ownership of all of these shares.

(5) Represents shares of our common stock and warrants and options to acquire shares of our common stock held by Koch Capital Services, Inc., a wholly owned subsidiary of Koch Industries, Inc., with respect to which Mr. Damiris, as Vice President of Koch Ventures, Inc., may be deemed to have beneficial ownership. Mr. Damiris disclaims beneficial ownership of these shares, warrants and options.

(6) Represents shares of our common stock held by Clipper Capital Associates, L.P. ("Clipper Associates") under a nominee agreement pursuant to which Clipper Associates exercises sole voting and dispositive power with respect to such shares. Mr. Garcia may be deemed to have beneficial ownership of such shares.

(7) Includes 1,990 shares of our common stock owned by Mr. Hevrdejs' wife. Mr. Hevrdejs disclaims beneficial ownership of such shares.

(8) Represents shares of our common stock and includes warrants to acquires shares of our common stock held by The Clipper Group (see Note 9) with respect to which Mr. Towe, as Senior Managing Director of The Clipper Group, L.P. and Vice President of Clipper Asset Management, Inc., may be deemed to have beneficial ownership. Mr. Towe disclaims beneficial ownership of such shares and warrants.

(9) Clipper Capital Associates, Inc. ("Clipper") may be deemed to be the beneficial owner of such shares of our common stock by virtue of its relationship with entities that have beneficial ownership of such shares as discussed herein. Clipper and its affiliated entities described herein are collectively referred to as "The Clipper Group." Clipper is the sole general partner of Clipper Associates, and is a Delaware corporation principally engaged in holding investments, formed for the purpose of serving as general partner of Clipper Associates. The mailing address of Clipper is 650 Madison Ave., 9th Floor, New York, New York 10022. Clipper Associates is a Delaware limited partnership principally engaged in making investments, directly or indirectly through other entities and is the sole general partner of Clipper Equity Partners I, L.P. ("Clipper I") and Clipper/Merchant Partners, L.P. ("Clipper II"), with sole voting and dispositive power with respect to the securities held by such partnerships. Each of Clipper I and Clipper II is a Delaware limited partnership, principally engaged in making investments. Clipper Associates may be deemed to directly beneficially own 11,831 shares of our common stock and indirectly beneficially own 201,776 shares of our common stock by virtue of its status as nominee under certain nominee agreements, pursuant to which it exercises sole voting and dispositive power with respect to such shares. Clipper I may be deemed to directly beneficially own 444,537 shares of our common stock. Clipper II may be deemed to directly beneficially own 516,031 shares of our common stock. Each of Clipper/Merban, L.P. ("Clipper III") and Clipper/European Re, L.P. ("Clipper IV") is a Delaware limited partnership, principally engaged in making investments. Clipper Associates is the sole investment general partner of Clipper III and Clipper IV, having sole voting and dispositive power with respect to securities held by such partnerships. Clipper III may be deemed to directly beneficially own 592,701 shares of our common stock. Clipper IV may be deemed to directly beneficially own 296,328 shares of our common stock. Clipper Curacao, Inc., a corporation organized under the laws of the British Virgin Islands, is the sole administrative general partner of Clipper III and Clipper IV, responsible for the administrative functions of such partnerships. The share amounts set forth in this footnote include warrants to acquire shares of our common stock in the amounts of 28 shares with respect to Clipper Associates, 13,605 shares with respect to Clipper I, 18,149 shares with respect to Clipper II, 18,149 shares with respect to Clipper III and 9,089 shares with respect to Clipper IV.

(10) Represents shares of our common stock held by Koch Capital Services, Inc., a wholly owned subsidiary of Koch Industries, Inc. which may be deemed to be the beneficial owner of such shares. The mailing address of Koch Capital Services, Inc. and Koch Industries, Inc. is 4111 East 37th Street North, Wichita, Kansas 67220.

(11) Represents shares of our common stock directly beneficially owned by FSI No. 2 Corporation, a wholly owned subsidiary of Fayez Sarofim & Co., which may be deemed to be the beneficial owner of such shares. The majority owner of Fayez Sarofim & Co. is Fayez Sarofim. The mailing address of FSI No. 2 Corporation, Fayez Sarofim & Co. and Fayez Sarofim is Two Houston Center, Suite 2907, Houston, Texas 77010.

(12) Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. are Delaware limited partnerships principally engaged in making investments. OGP II, L.P., a Delaware limited partnership, is the sole general partner of Olympus Growth Fund II, L.P. and OEF, L.P., a Delaware limited partnership, is the sole general partner of Olympus Executive Fund L.P. Each of OGP II, L.P. and OEF, L.P. has the same three general partners, being LJM, L.L.C., RSM, L.L.C. and Conroy, L.L.C., each of which is a Delaware limited liability company. The majority owners of LJM, L.L.C., RSM, L.L.C. and Conroy, L.L.C. are Louis J. Mischianti, Robert S. Morris and James A. Conroy, respectively. The mailing address of each of these entities and individuals is Metro Center, One Station Place, Stamford, Connecticut 06902.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and anyone who beneficially owns at least 10% of our common stock to file reports regarding their ownership of our common stock and any changes in that ownership with the SEC. We believe that during fiscal 1999, our officers, directors and 10% stockholders complied with all Section 16(a) filing requirements. In making this statement we have relied on our review of copies of these reports furnished to us and written representations from our officers and directors.

STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

         In order for a stockholder proposal to be included in our proxy statement for our annual meeting to be held in 2001, the proposal must be submitted before August 19, 2000 to the following address: Sterling Chemicals Holdings, Inc., 1200 Smith Street, Suite 1900, Houston, Texas 77002; Attention:
Corporate Secretary. In order for a stockholder proposal that is not included in that proxy statement to be brought before our annual meeting to be held in 2001, the proposal must be submitted after August 29, 2000 but before September 28, 2000 to the same address.


                                      * * *


         Whether or not you plan on attending the meeting, please complete, date and sign the enclosed proxy and return it in the enclosed envelope. No postage is required for mailing in the United States.



                                          By Order of the Board of Directors

                                          /s/ DAVID G. ELKINS
                                          DAVID G. ELKINS
                                          Corporate Secretary


Houston, Texas
December 21, 1999

                       STERLING CHEMICALS HOLDINGS, INC.
               For The Annual Meeting To Be Held January 26, 2000

The undersigned hereby constitutes and appoints Frank P. Diassi and Peter W.
De Leeuw, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all the shares of common stock, par value $0.01 per share, of Sterling Chemicals Holdings, Inc. (the "Company") standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held in Rooms Dogwood A and B of the Hyatt Regency Hotel located at 1200 Louisiana Street, Houston, Texas at 9:00 a.m., Houston time, on Wednesday, January 26, 2000, and at any adjournment or postponement thereof, in accordance with the instructions noted below, and with discretionary authority with respect to such other matters as may properly come before such meeting or any adjournment or postponement thereof. Receipt of notice of such meeting and the Proxy Statement therefor dated December 21, 1999 is hereby acknowledged.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE OF ANY SUCH SPECIFICATION, THIS PROXY WILL BE VOTED "FOR" EACH NOMINEE FOR DIRECTOR AND "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

              (CONTINUED AND TO BE SIGNED AND DATED ON OTHER SIDE)

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
                       STERLING CHEMICALS HOLDINGS, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                              ]
 The undersigned hereby revokes any proxies heretofore given and directs said attorneys to act or vote as follows:

 1. Election of Directors
    Director Nominees: Frank P. Diassi, Robert W. Roten,
    Peter W. De Leeuw, Allan R. Dragone, John L. Garcia,
    Frank J. Hevrdejs, Hunter Nelson, George J. Damiris,
    Rolf H. Towe and William A. McMinn.

 Nominee Exceptions:
                     -------------------------------------

    FOR     WITHHELD    FOR ALL
    ALL     FOR ALL     EXCEPT

    [ ]      [ ]         [ ]

 2. Proposal to ratify the appointment of Deloitte &
    Touche LLP as independent accountants of the Company for the fiscal year ending September 30, 2000.


    FOR     AGAINST     ABSTAIN

    [ ]      [ ]         [ ]

 SIGN HERE EXACTLY AS NAME(S) APPEAR(S) ON ADDRESS
 LABEL

 Date
     -----------------------------------------------------
 Signature(s)
         -------------------------------------------------
 Date
     -----------------------------------------------------
 Signature(s)
             ---------------------------------------------

 NOTE: When shares are held by joints tenants, both should sign. When signing as attorney, trustee, administrator, executor, guardian, etc., please indicate your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

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                         -    FOLD AND DETACH HERE   -

                             YOUR VOTE IS IMPORTANT!

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.